                            EXHIBIT 2.1

                     STOCK PURCHASE AGREEMENT

                   Dated as of February 3, 1994

                           by and among

                 HARMAN INVESTMENTS COMPANY, INC.
         c/o HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                       8500 Balboa Boulevard
                Northridge, California  91329  USA

           HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                       8500 Balboa Boulevard
                Northridge, California  91329  USA

                         MOTOR-COLUMBUS AG
                          Parkstrasse 27
                            5401 Baden
                            Switzerland

                     SAEG REFINDUS HOLDING AG
                          Parkstrasse 27
                            5401 Baden
                            Switzerland

                                and

                          STUDER REVOX AG
                         Althardstrasse 30
                          8105 Regensdorf
                            Switzerland


                   concerning shares of stock in
                         Studer Revox AG

                         TABLE OF CONTENTS


                                                               Page
                             ARTICLE 1

SALE AND PURCHASE. . . . . . . . . . . . . . . . . . . . . . . .
1
          1.1  Object of Purchase. . . . . . . . . . . . . . . .
1
          1.2  Sale and Purchase . . . . . . . . . . . . . . . .
1
          1.3  Transfers . . . . . . . . . . . . . . . . . . . .
1
          1.4  Transfers of Certain Subsidiaries . . . . . . . .
2

                             ARTICLE 2

PURCHASE PRICES AND PAYMENTS . . . . . . . . . . . . . . . . . .
2
          2.1  Purchase Price. . . . . . . . . . . . . . . . . .
2
          2.2  Delivery of Audited 1993 Financial Statements.
          On or before February 24, 1994 . . . . . . . . . . . .
2
          2.3  Transfer Taxes. . . . . . . . . . . . . . . . . .
2

                             ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MC AND THE SELLER. . . . . . .
2
          3.1  Organization; Corporate Power and Authority . . .
2
          3.2  Capital . . . . . . . . . . . . . . . . . . . . .
3
          3.3  Conflicts; Defaults . . . . . . . . . . . . . . .
3
          3.4  Governmental Approvals. . . . . . . . . . . . . .
3
          3.5  Third Party Consents. . . . . . . . . . . . . . .
4
          3.6  Tangible Personal Property. . . . . . . . . . . .
4
          3.7  Real Property . . . . . . . . . . . . . . . . . .
4
          3.8  Contracts . . . . . . . . . . . . . . . . . . . .
4
          3.9  Financial Statements. . . . . . . . . . . . . . .
5
          3.10 Liabilities . . . . . . . . . . . . . . . . . . .
5
          3.11 Inventory . . . . . . . . . . . . . . . . . . . .
5
          3.12 Accounts Receivable . . . . . . . . . . . . . . .
5
          3.13 Litigation. . . . . . . . . . . . . . . . . . . .
5
          3.14 Regulatory Compliance . . . . . . . . . . . . . .
6
          3.15 Intellectual Property . . . . . . . . . . . . . .
6
          3.16 Permits . . . . . . . . . . . . . . . . . . . . .
6
          3.17 Labor Matters . . . . . . . . . . . . . . . . . .
6
          3.18 Employee Plans. . . . . . . . . . . . . . . . . .
6
          3.19 Taxes . . . . . . . . . . . . . . . . . . . . . .
7
          3.20 Insurance . . . . . . . . . . . . . . . . . . . .
8
          3.21 Environmental Matters . . . . . . . . . . . . . .
8
          3.22 Changes in Circumstances and Withdrawals. . . . .
9
          3.23 Bank Accounts . . . . . . . . . . . . . . . . . .
9
          3.24 Nature of Disclosure. . . . . . . . . . . . . . .
9

                             ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . 10
          4.1  Organization; Corporate Power and Authority . . . 10
          4.2  Conflicts; Defaults . . . . . . . . . . . . . . . 10
          4.3  Governmental Approvals. . . . . . . . . . . . . . 10
          4.4  Third Party Consents. . . . . . . . . . . . . . . 10
          4.5  Brokers . . . . . . . . . . . . . . . . . . . . . 10

                             ARTICLE 5

CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 11
          5.1  Mutual Covenants and Agreements . . . . . . . . . 11
          5.2  Actions of MC Prior to the Closing. . . . . . . . 11
          5.3  Actions at the Closing. . . . . . . . . . . . . . 12
          5.4  Actions After the Closing . . . . . . . . . . . . 13

                             ARTICLE 6
SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . 14
          6.1  Survival of Representations and Warranties. . . . 14
          6.2  Indemnification by MC and Seller. . . . . . . . . 14
          6.3  Indemnification by Purchaser. . . . . . . . . . . 15
          6.4  Indemnification Procedure . . . . . . . . . . . . 15
          6.5  Insurance Benefits. . . . . . . . . . . . . . . . 17
          6.6  Changes in Legislation. . . . . . . . . . . . . . 17

                             ARTICLE 7

CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . . 17
          7.1  Conditions Applicable to Purchaser. . . . . . . . 17
          7.2  Conditions Applicable to MC and the Seller. . . . 18
          7.3  Conditions Subsequent to Binding Effect of This
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                             ARTICLE 8

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 19
          8.1  Notices . . . . . . . . . . . . . . . . . . . . . 19
          8.2  Assignment. . . . . . . . . . . . . . . . . . . . 20
          8.3  Waiver. . . . . . . . . . . . . . . . . . . . . . 20
          8.4  Entire Agreement. . . . . . . . . . . . . . . . . 20
          8.5  Amendments, Supplements . . . . . . . . . . . . . 20
          8.6  Captions. . . . . . . . . . . . . . . . . . . . . 20
               8.7  Counterparts . . . . . . . . . . . . . . . . 20
               8.8  Successors and Assigns . . . . . . . . . . . 21
               8.9  Governing Law. . . . . . . . . . . . . . . . 21
               8.10 Arbitration. . . . . . . . . . . . . . . . . 21
               8.11 Severability . . . . . . . . . . . . . . . . 21
               8.12 Gender and Number. . . . . . . . . . . . . . 21
               8.13 No Shop. . . . . . . . . . . . . . . . . . . 21
               8.14 Confidentiality. . . . . . . . . . . . . . . 21

          Exhibit A - Definitions
          Exhibit B - Outstanding Bank Debt
          Exhibit C - Form of Share Purchase Agreement
          Exhibit D - Form of Asset Purchase Agreement
          Exhibit E - Form of Capital Contribution
          Exhibit F - Terms of Lease of Primary Facility Exhibit G - Guaranteed Bank Debt
          Exhibit H - Revox Pro Line
          Exhibit I - Subsidiaries and Subsidiary Businesses



          Schedule 3.2   -    Capital
          Schedule 3.3   -    Conflicts
          Schedule 3.4   -    Government Approvals
          Schedule 3.5   -    Consents
          Schedule 3.6(A)     -    Capital Expenditures
          Schedule 3.6(B)     -    Liens
          Schedule 3.7   -    Real Property
          Schedule 3.8   -    Contracts
          Schedule 3.9   -    Financial Statements
          Schedule 3.10(A)    -    Liabilities
          Schedule 3.10(B)    -    Outstanding Debt
          Schedule 3.13  -    Litigation
          Schedule 3.15  -    Intellectual Property
          Schedule 3.17  -    Labor Matters
          Schedule 3.18  -    Employee Plans
          Schedule 3.19  -    Taxes
          Schedule 3.20  -    Insurance
          Schedule 3.21  -    Environmental Liabilities
          Schedule 3.22  -    Changes in Circumstances
          Schedule 3.23  -    Bank Accounts

                     STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") made as of the 3rd day of February, 1994 between Harman Investment Company, Inc., a corporation organized under the laws of Delaware, U.S.A. (the "Purchaser") and having an address at 8500 Balboa Boulevard, Northridge, California 91329 USA, and Harman International Industries, Inc., a corporation organized under the laws of Delaware, U.S.A. ("Harman") and having an address at 8500 Balboa Boulevard, Northridge, California 91329 U.S.A., and Motor-Columbus AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland and having an address at Parkstrasse 27, 5401 Baden, Switzerland ("MC"), SAEG Refindus Holding AG, a stock corporation organized under the laws of Switzerland and having an address at Parkstrasse 27, 5401 Baden Switzerland (the "Seller"), and Studer Revox AG, a stock corporation organized under the laws of Switzerland and having an address at Althardstrasse 30, 8105 Regensdorf Switzerland ("SRAG").
     Capitalized terms used and not defined herein shall have the meanings indicated in Exhibit A to this agreement.

                             ARTICLE 1

                         SALE AND PURCHASE

          1.1  Object of Purchase.

          The Seller holds 277,000 shares of stock (Aktien), each with par value of SF 100.--, in SRAG, representing all of the issued and outstanding shares of stock or other equity interests or participations in SRAG (the "Stock").

          1.2  Sale and Purchase.

          Subject to the condition that neither the Purchaser nor the Seller has withdrawn from this Agreement prior to the Closing pursuant to Article 7 hereof, the Seller sells the Stock to the Purchaser effective as of the Effective Date. The Purchaser accepts such sale of the Stock.

          1.3  Transfers.

          Subject to the condition that neither the Purchaser nor MC or the Seller has withdrawn from this Agreement prior to the Closing pursuant to Article 7 hereof, the Seller shall on the Closing Date transfer the Stock to the Purchaser effective as of the Effective Date. The Purchaser shall on the Closing Date accept such transfer of the Stock.

          1.4  Transfers of Certain Subsidiaries.

          SRAG shall on the Closing Date cause Studer Revox GmbH to transfer to SRAG at the cost of MC the shares in Studer Deutschland GmbH. At the request of the Purchaser, SRAG shall on the Closing Date transfer the shares in Studer Deutschland GmbH or any other Studer Subsidiary to a company designated by the Purchaser provided the parties agree on a price and that if the parties cannot agree on a price, the transfers will occur as otherwise contemplated herein. Neither MC nor the Seller shall be responsible for any additional income or transfer taxes or sales, documentary, recording, filing or notarial fees incurred as a result of the Purchaser electing the transactions contemplated in the second sentence of this Section 1.4.

                            ARTICLE 2

                   PURCHASE PRICES AND PAYMENTS

          2.1 Purchase Price. The aggregate consideration for the Stock is SF 100.-- payable by the Purchaser to the Seller upon all conditions precedent having been met.

          2.2 Delivery of Audited 1993 Financial Statements. On or before February 24, 1994, MC shall deliver to the Purchaser the Audited 1993 Financial Statements.

          2.3 Transfer Taxes. MC and the Purchaser shall each be liable for and pay 50% of all applicable Swiss and German sales, documentary, recording, filing, transfer, and other similar taxes and fees payable as a result of the consummation of the transactions contemplated by Article 1 of this Agreement, including notarial fees.

                            ARTICLE 3

                        REPRESENTATIONS AND
                  WARRANTIES OF MC AND THE SELLER

     MC and the Seller, jointly and severally and in conjunction with the remedies provided by the indemnification provisions of
Article 6 hereof represent and warrant to the Purchaser as of the date of this Agreement and again as of the Closing Date as if made anew, as follows:

          3.1 Organization; Corporate Power and Authority. MC is an Aktiengesellschaft (AG) duly organized and existing under the laws of Switzerland and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. The Seller is an Aktiengesellschaft (AG) duly organized and existing under the laws of Switzerland and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. SRAG is an Aktiengesellschaft
(AG) duly organized and existing under the laws of Switzerland and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. Each Studer Subsidiary is duly organized and existing under the laws of its country of organization and has all necessary corporate power and authority to own its property and carry on its business as presently owned and conducted. Subject to Section 7.3, each of MC, the Seller and SRAG has duly authorized, executed, and delivered this Agreement and has full power and authority to execute and deliver, and to perform its obligations under, this Agreement.
This Agreement, when executed and delivered by all parties hereto, constitutes the valid and binding obligation of each of MC, the Seller and SRAG, enforceable in accordance with its terms. None of MC, the Seller or any Company has taken or failed to take any action, which action or failure would preclude or prevent the Purchaser (or SRAG) from conducting the Businesses in the manner heretofore conducted.

          3.2 Capital. The authorized capital and issued and outstanding capital of SRAG and each Subsidiary is as set forth on
Schedule 3.2 entitled "Capital" attached hereto and the number or amount of capital shares or stock in each Subsidiary is owned by the entities as described on such Schedule 3.2. The shares of each Subsidiary owned directly or indirectly by the Seller or SRAG (the "Owned Shares") are owned legally and beneficially by the owner thereof as described on Schedule 3.2, free and clear of any Liens. All of the shares or stock of each Subsidiary are duly authorized, validly issued, and fully paid and are not subject to assessment. Except as described on Schedule 3.2, SRAG has no subsidiary corporations and owns no interest, directly or indirectly, in any other business, enterprise, firm, or corporation. Except as described on Schedule 3.2, for each Subsidiary, there are no securities (issued, reserved for issuance, convertible, or outstanding) of or other interests or rights in any Subsidiary of any kind and there are no restrictions with respect to transferability of the Owned Shares. Except as set forth in
Schedule 3.2, there are no options, offers, warrants, conversion rights, preemptive rights, subscriptions or agreements or rights of any kind to subscribe for or to purchase, or commitments to issue (either formal or informal, firm or contingent), other than those created by statute, share or equity capital or securities of or interests or rights in any Subsidiary (whether debt, equity, or a combination thereof) or obligating any Subsidiary to grant, extend, or enter into any such agreement or commitment. Upon sale, assignment, and delivery of the Stock as herein contemplated, the Purchaser will acquire the entire ownership of and any and all existing rights and interests in, SRAG, and will have good and marketable title to the Stock, free of all Liens, as of and when such Stock is acquired by the Purchaser.

          3.3  Conflicts; Defaults.  Except as set forth on
Schedule 3.3 entitled "Conflicts" attached hereto, neither the execution and delivery of this Agreement by MC, the Seller or SRAG, nor the performance of any of their obligations hereunder, will (i) violate or conflict with any of the terms of any Articles of Association, By-Laws, or other organizational documents of any Company or of MC or of the Seller, or constitute a default or result in the acceleration of any obligation under any provisions of any Contract, or of any order, judgment, or decree by which MC, the Seller or any Company is bound or by which any of their assets are affected, (ii) result in the creation or imposition of any Liens in favor of any third Person upon any assets of any Company or (iii) to the Best Knowledge of MC violate any Law applicable to any assets of any Company.

          3.4  Governmental Approvals.  Except as set forth on
Schedule 3.4 entitled "Governmental Approvals" attached hereto, no approval, consent, decree, or order of any Governmental Authority is required in connection with the execution and delivery of this Agreement by MC, the Seller or SRAG, the performance of their obligations hereunder, or the consummation by each of them of the transactions contemplated hereby, or for the prevention of any termination of any right, privilege, license, or agreement relating to the Businesses or the continuation of the Businesses following the execution hereof.

          3.5  Third Party Consents.  Except as set forth on
Schedule 3.5 entitled "Consents" attached hereto, no consent, approval, or authorization of any Person ("Third Party Consent") is required in connection with the execution, delivery, or performance of this Agreement by MC, the Seller or SRAG or the continuation of the Businesses following the execution hereof. Such execution, delivery, and performance will not give to others any rights, including rights of termination, cancellation, or acceleration, in or with respect to any Contract.

          3.6 Tangible Personal Property. All personal property owned or leased by any Company and used and necessary in the operation of the Businesses is in good operating condition and repair, except for normal wear and tear, is suitable for the uses for which it is intended, and is adequate for each Company to conduct its Business as presently conducted without the need for additional capital expenditures, except as set forth on Schedule 3.6(A) entitled "Capital Expenditures" attached hereto. Each Company is the lawful owner and possessor of, or has the right to use, its assets and properties, and such assets and properties are free of all Liens, except as set forth on the Schedule 3.6(B) entitled "Liens" attached hereto. All leases of personal property are in full force and effect according to their terms and there are no outstanding defaults thereunder or any breach in respect thereof by any of the parties thereto.

          3.7 Real Property. Schedule 3.7 entitled "Real Property" attached hereto is a true, accurate and complete list of all Owned Real Property and Leased Real Property. Each Company listed as owner thereof on Schedule 3.7 has good and marketable title (Eigentum und Besitz) to the Owned Real Property, free and clear of all Liens except for such items as are set forth on
Schedule 3.7. Other than the Owned Real Property listed, no Company owns any other Real Property. Other than the Leased Real Property described on Schedule 3.7, no Company leases, as lessor or lessee, any Real Property. No Company uses any other Real Property for the conduct of its Business as presently conducted. Each Owned Real Property other than those located in Regensdorf or Mollis, Switzerland, is in good operating condition and repair and suitable for the purposes for which it is being used. No Owned Real Property other than those located in Regensdorf or Mollis, Switzerland, or the operation or maintenance thereof violates any restrictive covenant or any provision of any Law in any way that could adversely affect the present use thereof, or encroach on any Real Property owned by others. Except as set forth on Schedule 3.7, there is no condemnation proceeding pending or, to the Best Knowledge of MC, threatened against any Owned Real Property owned by any Company. The leases underlying the Leased Real Property are valid and binding obligations of the Company and the lessor parties thereto, are in full force and effect and there are no outstanding defaults thereunder.

          3.8 Contracts. Except as set forth on Schedule 3.8 entitled "Contracts" attached hereto, all Contracts are in full force and effect in accordance with their terms on the date hereof, the Company party thereto or bound thereby has not breached or improperly terminated any Contract, is not in default under any Contract, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute such a default, and no other party is in default under any Contract. No Company has any contracts, agreements, or commitments in effect with MC or the Seller other than as listed on Schedule 3.8.

          3.9  Financial Statements.  Attached hereto as Schedule
3.9 entitled "Financial Statements" are the Agreement Financial Statements. The Agreement Financial Statements (a) were prepared from the books and records kept by the Companies in accordance with US GAAP and (b) correctly present the financial condition and the results of operations of the Companies as of the dates and for the periods indicated.

          3.10 Liabilities. No Company has any liabilities or obligations, whether absolute, accrued, contingent, or otherwise, except for those (a) reflected or reserved for on the Agreement Financial Statements and the notes thereto, (b) incurred or accrued since the date of the Agreement Financial Statements in the ordinary and normal course of its Business, or (c) set forth on
Schedule 3.10(A) entitled "Liabilities" attached hereto.  Schedule

3.10(B) entitled"Outstanding Debt" and attached hereto contains a description of each obligation comprising "Outstanding Debt."

          3.11 Inventory. Any net Inventory shown on the Agreement Financial Statements or thereafter acquired (and any Revox Pro Line Inventory held by any Excluded Subsidiary), except for such portion as have been sold or disposed of in the ordinary course of business, consist of items in good condition and of a quality useable or saleable in the ordinary course of business of the Companies or Excluded Subsidiaries and are recorded in the books and records of the respective Company and Excluded Subsidiary and on the Agreement Financial Statements at the lower of cost or fair market value. The number of items in the Inventory is consistent with the numbers incorporated in the Agreement Financial Statements. To the Best Knowledge of Seller, there is no adverse condition affecting the regular supply of materials to any Company.

          3.12 Accounts Receivable. The accounts receivable reflected on the Agreement Financial Statements and all accounts receivable created since that date (collectively, the "Accounts Receivable") are recorded in the books and records of the Companies and are good and collectible in the ordinary course of business of the respective Company net of reserves for bad debt, which are adequate. There are no valid counterclaims or set offs against the Accounts Receivable in excess of the reserves relating thereto as shown on the Agreement Financial Statements.

          3.13 Litigation. Except as set forth on Schedule 3.13 entitled "Litigation" attached hereto, there is no Litigation pending or, to the Best Knowledge of MC, threatened against any Company before any Governmental Authority, and no Company has received notice from any third Person threatening such Litigation. There is no outstanding order, injunction, decree, consent, judgment, or stipulation by or with any Governmental Authority by which any Company or any of its assets is or may be bound.

          3.14 Regulatory Compliance. The Businesses are being conducted in compliance with all applicable Laws of each jurisdiction where a Company conducts business, and no Company is currently in violation of any applicable Laws. Each Company is licensed to do business in each jurisdiction in which such licensing is required to conduct its Business as presently conducted.

          3.15 Intellectual Property. Schedule 3.15 entitled "Intellectual Property" attached hereto sets forth a complete and accurate list of all Intellectual Property consisting of patents, trademarks and licenses owned by any Company or in which any Company has an interest or used by any Company in its Business, and identifies whether such Intellectual Property is owned or used. Except as set forth on Schedule 3.15, the Companies own all intellectual property or inventions of any of their employees related to the Businesses. Except as set forth on such Schedule 3.15, no Company has licensed to any Person any of the items listed on such Schedule or any other Intellectual Property. The Intellectual Property listed on such Schedule 3.15 comprises all Intellectual Property necessary to permit the operation of the Businesses as now being conducted. None of the Intellectual Property listed on such Schedule 3.15 is subject to any Liens. Except as disclosed on Schedule 3.13, the conduct of the Businesses as now conducted does not conflict with or infringe any Intellectual Property of any third Person in any way.

          3.16 Permits. Each Company possesses all Permits necessary for the conduct of its Business in all respects as the same is currently being conducted.

          3.17  Labor Matters.  Except as set forth on Schedule
3.17 entitled "Labor Matters" attached hereto, there are no significant controversies pending or, to the Best Knowledge of MC, threatened which involve any employees employed prior to or on the date hereof in connection with the Businesses. Except as set forth on Schedule 3.17, since June 1, 1990, there has not been any significant matter under discussion by any Company with any labor union or any strike, work stoppage, or labor trouble relating to employees engaged in the Businesses. Schedule 3.17 sets forth each collective bargaining agreement (Kollektivvertrag), workers council agreement (Betriebsvereinbarung), or other contract, agreement or commitment with any labor union or workers council, and each other employment contract, agreement, or commitment relating to employees either terminable on more than six (6) months notice, or that includes equity participation or profit participation capable of exceeding SF 5,000.-- in any one year, or that is an employment agreement for any upper management employee (meaning managing director, president, chief executive, administration or financial officer or division or department leader) of any Company, to which any Company is bound or by which any Company is affected.

          3.18  Employee Plans.  Except for the plans set forth on
Schedule 3.18 entitled "Employee Plans" attached hereto (the "Existing Plans"), no Company maintains, or contributes to, any employee pension benefit or welfare plan or medical benefit plan, or any other disability, severance, bonus, stock option, stock appreciation, stock purchase, retirement insurance, pension, profit sharing, or deferred compensation plan, agreements, or arrangements for the benefit of its employees, other than one-time discretionary bonuses not exceeding SF 10,000 in the individual case or SF 100,000 in the aggregate (collectively "Employee Plans"), nor has any Company taken any action directly or indirectly to obligate it under, or to institute, any such Employee Plan. Each Company has complied with all terms and conditions of, and has no liabilities and obligations with respect to, its Existing Plans. All actuarially computed potential liabilities of any Company under the

Existing Plans are fully reflected in the Audited 1993 Financial Statements and the Agreement Financial Statements. All Existing Plans have been maintained in compliance with all Laws, and all notices, reports, and other filings required to be delivered or filed under applicable Laws with respect to the Existing Plans have been duly and timely delivered or filed. Any contributions required to be made by any Company to mandatory pension insurance for its employees have been made. There are no liabilities with respect to the Existing Plans, whether absolute, accrued, contingent, or otherwise, other than those set forth in the Existing Plans.

          3.19 Taxes. (a) Each Company has or will have on the Closing Date (i) timely filed or caused to be filed, either independently or on a consolidated or group basis, all Tax returns, reports, schedules, declarations, and Tax-related documents (including any consolidated income tax returns of any group of which such Company is or was a member) (collectively, "Tax Returns") required to be filed for all periods up to and including the Effective Date, by any jurisdictions to which it is or has been subject, and has or will have timely paid or caused to be paid in full or has established adequate reserves (which are fully reflected in the Agreement Financial Statements) for the payment of all Taxes which are due and payable to any taxing authorities for such periods, (ii) fully paid or accrued on its books an amount (which is fully reflected on the Agreement Financial Statements) sufficient to pay all Taxes in respect of the period up to and including the Effective Date which are not yet due and payable,
(iii) made or caused to be made all withholdings of Taxes required to be made, and such withholdings have either been paid to the appropriate government agency or set aside in separate accounts held solely for such purpose, and (iv) otherwise satisfied, in all material respects, all legal requirements with respect to all aforementioned obligations to all taxing jurisdictions. All Tax Returns filed or caused to be filed or to be filed by or in respect of each Company either individually or on a consolidated or group basis correctly reflect in all material respects the income, expenses, deductions, credits, loss carryovers, and taxes due in respect of each such Company, and are otherwise accurate and complete in all material respects. No Company has or will have any liability whether directly, as a transferee, or as a member of a group having another company as its parent ("Seller Consolidated Group") for Taxes for any period up to and including the Effective Date in excess of amounts paid, accrued or reserved on the Agreement Financial Statements.

          (b)  The Tax Returns of each Company and Seller
Consolidated Group have been accepted as filed by the appropriate taxation authorities (or closed by applicable statutes of limitations) and all liabilities in respect thereof have been finally determined for all taxable periods except as disclosed in
Schedule 3.19 entitled "Taxes" attached hereto.

          (c) Other than the tax integration agreement between the German Subsidiaries, no Company is a party to, is bound by, or has any obligation under any Tax sharing or similar agreement.

          (d) There have been delivered to Purchaser true and complete copies of all Tax Returns relevant to the Companies for the last five complete taxable years.

          (e) For purposes of this Section 3.19, "Tax" and "Taxes" shall include all income, capital gains, gross receipts, franchise, excise, transfer, value added, sales, wage, payroll, workmen's compensation, employment, occupation, and real and personal property taxes and stamp duties; taxes measured by or imposed on capital; levies, imposts, duties, licenses, and legislation fees; other taxes imposed by any federal, state, municipal, local, communal, cantonal or other governmental authority or agency, including assessments in the nature of taxes; and including, without limitation, interest, penalties, fines, assessments and deficiencies relating to any Tax or Taxes.
          (f) The net operating losses of SRAG are estimated at current best judgment to be in the amounts as shown on Schedule
3.19. After the Closing, SRAG shall be entitled to use such net operating losses to reduce taxable income during the periods before the relevant expiration dates.


          3.20 Insurance. Schedule 3.20 entitled "Insurance" attached hereto sets forth current insurance coverage on the date hereof for or held by each Company. No Company has been denied any insurance coverage since June 1, 1990 which it has requested and has not made any change in the scope or nature of its insurance coverage, except in the ordinary course of business.

          3.21  Environmental Matters.  Except as set forth on
Schedule 3.21 entitled "Environmental Liabilities" attached hereto,
(a) the operations of each Company are in Material compliance with all Environmental Laws and no Company has made or committed anything which, with or without notice or passage of time or both, would constitute a violation of any Environmental Law; (b) all Hazardous Materials generated by the Companies are disposed of in compliance with Environmental Laws and environmental permits of the Companies; (c) the Companies possess all environmental permits required for the conduct or operation of their respective Business and are in compliance with all of the requirements and limitations thereof and all such permits are in full force and effect; (d) there is no Material liability known or caused by any Company, whether asserted or unasserted, fixed, or contingent, relating to its Business resulting from any environmental matters, including the discharge, disposal, storage, accumulation, transport, leakage, spillage, or other action with respect to Hazardous Materials; (e) no written claim has been made with respect to the operation of facilities of any Company resulting from any Hazardous Material used in the construction thereof and there is no valid basis for any such claim; (f) no Material spills, discharges, releases, deposits, emplacements, leaks, or disposals of any Hazardous Material have occurred on or under any of the properties or facilities of any Company while such properties or facilities have been owned or operated by a Company; (g) no Company has received any written notice, or, to the Best Knowledge of MC, oral notice, from any Governmental Authority or any other Person that any aspect of its Business, operations, or facilities is in violation of any Environmental Law or environmental permit or that it is responsible (or potentially responsible) for the clean-up or remediation of any substances at any location; (h) no Company is the subject of any Litigation in any forum involving a demand for damages, injunctive relief, penalties, removal, clean-up, or other potential liability with respect to violations of any Environmental Law; (i) each Company has timely filed all Material reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all Material required records and data under all Environmental Laws; and (j) no Excluded Subsidiary has any environmentally-related liability for which a Company may be held liable.

          3.22 Changes in Circumstances and Withdrawals. Except as disclosed on Schedule 3.22 entitled "Changes in Circumstances," attached hereto, since the date of the Agreement Financial Statements, no Company has, other than as expressly contemplated by this Agreement (and as of the Closing Date no Company will have except as expressly contemplated by this Agreement), (a) made any declaration, set aside or paid any dividend or other distribution in respect of its share or equity capital, or any redemption or other acquisition by it or any of its share or equity capital, or paid out any partner withdrawals of capital; (b) sold, transferred, or otherwise disposed of any properties or assets outside the ordinary and normal course of business; (c) sustained any Material damage, loss, or destruction of or to its assets by reason of fire, explosion, earthquake, casualty, significant labor trouble, requisition, or taking of property by any Governmental Authority, embargo, riot, act of God or public enemy, flood, accident, other calamity, or other similar event (whether or not covered by insurance); (d) conducted its Business other than in the ordinary and normal course; (e) granted any salary increase, other than normal merit and cost of living increases and normal periodic increases pursuant to its established compensation policies, or granted any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan, other than pursuant to its established compensation policies; (vi) created, incurred, or assumed any debt for borrowed money other than trade payables incurred in the ordinary and normal course of business, or refinanced any existing borrowings relating to its Business; (f) entered into, renewed, amended, or terminated prior to expiration any agreement, lease, commitment, or transaction (including, without limitation, any capital expenditures or capital financing), except agreements, commitments, leases, or transactions in the ordinary course of business or as contemplated herein or as set forth in the Schedule 3.8 entitled "Contracts;" (g) discharged or satisfied any Lien, or settled any Litigation or liability pending or threatened against it, other than in the ordinary and normal course of business; (h) made any change in its accounting methods, principles, or practices; (i) made any change or alteration in its corporate or partnership structure or organization; (j) suffered any significant adverse change in customer relations or orders from customers; or (k) to the Best Knowledge of MC, been subject to any other event, condition, or state of facts which adversely affects, or threatens to adversely affect, its financial condition, operations, business, or prospects.

          3.23 Bank Accounts. Attached hereto on Schedule 3.23 entitled "Bank Accounts" is a list of all accounts, authorized signatories thereof, and deposit boxes maintained by each Company at any bank or other financial institution.
          Nature of Disclosure. Neither the representations and warranties contained in this Agreement nor any certificates or documents furnished to the Purchaser by MC, the Seller or any Company contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                             ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER

     The Purchaser, in conjunction with the remedies provided by the indemnification provisions of Article 6 hereof, absolutely and unconditionally represents and warrants to the Seller, as of the date of this Agreement and again as of the Closing Date as if made anew, as follows:

          4.1 Organization; Corporate Power and Authority. The Purchaser is a corporation, duly organized and validly existing under the laws of Delaware, and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. The Purchaser has duly authorized, executed, and delivered this Agreement and has full power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement, when executed and delivered by all parties hereto, constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

          4.2 Conflicts; Defaults. Neither the execution and delivery of this Agreement by the Purchaser, nor the performance of its obligations hereunder, will (a) violate or conflict with any of the terms of its certificate of incorporation or by-laws, or constitute a default or result in the acceleration of any obligation under any provisions of any contract or agreement by which the Purchaser or any of its assets are bound or (b) to the Best Knowledge of the Purchaser, violate any Law applicable to the Purchaser.

          4.3  Governmental Approvals.  Except as set forth on
Schedule 4.3 entitled "Governmental Approvals" attached hereto, no approval, consent, decree, or order of any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Purchaser, the performance of its obligations hereunder, or the consummation by it of the transactions contemplated hereby.

          4.4  Third Party Consents.  Except as set forth on
Schedule 4.4 entitled "Consents" attached hereto, no Third Party
Consent is required in connection with the execution, delivery, or performance of this Agreement by the Purchaser.

          4.5 Brokers. The Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                            ARTICLE 5

                         CERTAIN COVENANTS

          5.1 Mutual Covenants and Agreements. The Purchaser, MC, the Seller and SRAG hereby covenant and agree that:

          (a) Publicity. Except to the extent as may be required by applicable Law, it shall not issue any press release or make any other public statement concerning the transactions contemplated by this Agreement without obtaining the prior approval of the other parties.

          (b) Expenses. Except as otherwise provided in this Agreement, MC, the Seller and the Purchaser shall each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Other than the fees and expenses of McDaniels & Co. payable prior to December 31, 1993 (but in no event any success fee) and the fees and expenses of Arthur Andersen Zurich for services rendered to SRAG, SRAG shall not bear the costs of any outside legal, tax or other counsel incurred in connection with this Agreement or the transactions contemplated hereby.

          (c) Cooperation. The Purchaser, MC, the Seller and SRAG shall use their best efforts to execute all documents or certificates as may be necessary, appropriate, or desirable, on the advice of counsel, for the consummation of the transactions contemplated by this Agreement. MC and the Seller shall take all actions and execute and deliver all documents necessary or desirable to (i) effectively convey good title, free of all Liens, to the Stock to the Purchaser and (ii) obtain all consents and approvals and make all notifications necessary, appropriate or desirable, on the advice of counsel, to consummate the transactions contemplated by this Agreement.

          (d) Brokers. Except for McDaniels & Co., for whose fees and expenses payable after December 31, 1993 (but in no event including any success fee) MC is solely responsible, neither MC, the Seller nor any Company is directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. MC shall be solely responsible and pay all finders or brokers fees for which it has directly or indirectly obligated itself.

          5.2 Actions of MC Prior to the Closing. Prior to the Closing, MC shall have taken the following actions:
          (a) Reduction of Bank Debt. On the Closing Date but immediately prior to the Closing, MC shall pay in cash to SRAG amounts equal to the amounts necessary both as of December 31, 1993 and as of the Closing Date to, and MC shall cause SRAG to, reduce the Outstanding Debt as of December 31, 1993 to no more than SF 23,061,000 and on the Closing Date to no more than SF 23,461,000 (including interest accrued as if each such date and fees and penalties assessed thereon). Such Outstanding Debt outstanding is as currently shown on Exhibit B attached hereto. SRAG shall use the funds provided by the Seller to so reduce such Outstanding Debt.

          (b) Sale of Real Property. MC shall or shall cause one of its Affiliates to purchase and take title to the Owned Real Property of SRAG, including by assumption of the mortgages with simultaneous release of SRAG therefrom by the holders of such mortgages or by payment of the mortgages (including any costs, penalties or expenses relating to early termination), at purchase prices equal to the Stated Value of each such Owned Real Property. The sale agreements therefor shall be in a form agreed to by the parties. All expenses and Taxes payable by SRAG as a result of such real property sales shall be paid directly by MC.

          (c) Sale of Revox Consumer Division. MC shall or shall cause one of its 100%-owned subsidiaries to purchase the stock or shares in the Excluded Subsidiaries. The share purchase agreement shall bein substantially the form attached hereto as Exhibit C, adapted to local law. MC or one of its subsidiaries shall purchase the assets and assume the liabilities of the Revox Consumer Division by executing and delivering, along with SRAG, the asset purchase agreement in the form attached hereto as Exhibit D (the "Asset Purchase Agreement"). Any transfer or stamp taxes payable as a result of the transactions contemplated by this subsection shall be borne by MC.

          (d) Contribution to Capital. MC and the Seller shall prior to the Closing Date cancel all debt owed to it by SRAG or any Studer Subsidiary as a contribution to the capital of SRAG and such Studer Subsidiaries and shall evidence such cancellation and contribution by executing the resolution in the form attached hereto as Exhibit E. MC shall pay any Swiss stamp duty or other tax arising from such cancellation or contribution but SRAG shall be obligated to apply for an exemption therefrom. Such contribution shall be made by MC and the Seller in such a manner as to avoid income to SRAG which would be required to be set off against accrued net operating losses. SRAG shall not have from the date of the Agreement Financial Statements repaid any debt or made any distributions of any kind to the Seller.

          5.3  Actions at the Closing.
          (a) Lease of Primary Facility. MC or its subsidiary, and SRAG shall execute and deliver on the Closing Date a Lease
Agreement for the Primary Facility with the significant terms attached hereto as Exhibit F.

          (b) Use of Secondary Facility. MC shall cause the purchaser of the Althardstrasse 10 Real Property to allow SRAG from the Closing Date until the earlier to occur of June 30, 1994 or the date on which such Real Property is transferred or leased to a non-Affiliate of MC free use of 200 square meters in the building at such Real Property for customer acceptance.

          (c) Contribution of Capital. MC shall have prior to the Closing contributed SF 2,000,000.-- in cash to SRAG, which funds shall be used by SRAG to repay the loan made by Personalstiftung der Firma Studer Revox AG to SRAG in the same amount or shall provide evidence satisfactory to the Purchaser that MC has provided such funds to SRAG and that SRAG has repaid such loan. MC shall pay any Swiss stamp duty or other tax arising from such contribution.

          (d) Purchaser Guarantees. Harman shall on the Closing Date substitute its guarantee for all debt of the Companies remaining to banks or credit institutions outstanding at the Closing and guaranteed by MC, where required by such bank and taking into account the reduction of Outstanding Debt required by
Section 5.2(a) hereof. Such outstanding guaranteed debt is to the institutions and in the amounts listed on Exhibit G to this Agreement. In the event that the substitute guarantee does not result in a release of the guarantee of MC, the substitute guarantee shall provide that the Purchaser is the primary guarantor.

          (e) Transfer of Other Shares in Subsidiaries. MC and the Seller shall transfer or shall cause to be transferred to the Purchaser or a designee of the Purchaser on the Closing Date, at no additional cost to the Purchaser, any qualified or directors shares (or equity interests) in SRAG or any Studer Subsidiary not otherwise being directly or indirectly transferred to the Purchaser pursuant to Section 1.3 of this Agreement.

          (f) Board Changes. On the Closing Date, the Purchaser shall, unless there are grounds not to do so, release the directors of SRAG who are removed as directors on the Closing Date.

          (g) Schedules. On the Closing Date, MC and the Seller shall deliver per Schedule to this Agreement any additions to each such Schedule containing facts that have arisen or become known between the date of this Agreement and the Closing Date, duly certified by MC and the Seller.

          (h) Intercompany Waiver. Prior to the Closing, and both as of December 31, 1993 and the Closing Date, MC shall cause all loans or accounts payable by SRAG or any Studer Subsidiary to any Excluded Subsidiary to be canceled and waived and SRAG shall cancel and waive all loans or accounts payable by the Excluded Subsidiaries to SRAG.

          5.4  Actions After the Closing.
          (a) No Use of Studer Name. Following the Closing, MC shall not and shall cause any Affiliate of MC to not use the name "Studer" and MC, the Seller and SRAG shall not have directly or indirectly transferred or attempted to transfer to any Person any rights in or to use the name "Studer." MC shall be responsible for any costs associated with requiring any Affiliate of MC other than SRAG and the Studer Subsidiaries to discontinue use of and to give up any rights to use the name "Studer." MC shall, within 6 months following the Closing Date, cause the Excluded Subsidiaries to eliminate the name "Studer" from their corporate names.

          (b) Sale of Revox Pro Line Inventory. A certain amount of Revox Pro Line is owned by Studer Revox GmbH (Germany). Prior to the Closing the Seller undertakes to provide the Purchaser with a list of such Revox Pro Line and to cause Studer Revox GmbH to sell to the Purchaser, and the Purchaser undertakes to purchase, such Revox Pro Line, for cash within 30 days of Closing, payment due within 30 days of the date of delivery and shipment to be CIF Studer Revox AG, Regensdorf (with Studer Revox GmbH to be obligated for all applicable sales and VAT), at 50% of its value included in the Audited 1993 Financial Statements except that no payment shall be made for any items received in damaged or defective condition and no payment shall be made to the extent the list does not substantially conform to the items included in the Audited 1993 Financial Statements and to the extent that any such items have been disposed of between December 31, 1993 and the date of delivery.

          (c) SRAG shall and shall cause the Studer Subsidiaries to file with the appropriate commercial register within 6 months of the date of this Agreement applications to change their corporate names to remove the word "Revox" from such names.

          (d) MC and the Seller shall cause Studer-Revox GmbH (Germany) to transfer within 30 days of the Closing Date at no cost to SRAG all technical information (including, without limitation, drawings, reports, plans, schematics, memoranda and manuals), know-how, patents, trademarks and any other Intellectual Property as well as any tooling or other manufacturing equipment held or owned by Studer-Revox Deutschland and primarily used or planned to be used in or otherwise reasonably necessary to the SRAG Business with respect to the Studer line of products and the Revox Pro Line.

          (e) The Purchaser shall cooperate with MC and the Seller in obtaining a tax ruling to separate the net operating losses of SRAG associated exclusively with the assets of the Revox Consumer Division for allocation to Buyer as defined in the Asset Purchase Agreement.

                             ARTICLE 6

                   SURVIVAL AND INDEMNIFICATION

          6.1 Survival of Representations and Warranties. The period during which claims under the respective representations and warranties of MC and the Seller contained in Article 3 hereof and of the Purchaser contained in Article 4 hereof shall be pursuable in accordance with Section 6.4(f) hereof is one year ending at midnight of February 28, 1995, except that such period for claims under Sections 3.1 and 3.2 shall be 5 years, for claims under
Section 3.13 shall be 2 years and 6 months, for claims under
Section 3.22 shall be 10 years and for claims under Section 3.19 (Taxes) shall expire in accordance with the expiration of the applicable statute of limitations (Verjahrung) with respect to such Taxes.

          6.2 Indemnification by MC and Seller. (a) MC and the Seller shall, jointly and severally, defend, indemnify, and hold harmless any Indemnified Purchaser, from and against any Losses, including interest thereon, caused by or arising out of (i) any failure by MC or the Seller to perform its covenants or obligations as set forth in this Agreement or in any instrument or agreement delivered by MC or the Seller pursuant to this Agreement, and (ii) subject to the limitations contained in Sections 6.1, 6.2(b) and 6.4(f), any breach by MC or the Seller of any representation and warranty to Purchaser contained in Article 3 of this Agreement,
(iii) the sale to the Seller or its subsidiary of the assets of the Revox Consumer Division pursuant to the Asset Purchase Agreement, such assets (or any assets which should have been transferred pursuant to the Asset Purchase Agreement but were not) or the liabilities assumed by the Seller or its subsidiary pursuant to the Asset Purchase Agreement, (iv) any and all liabilities of or associated with the Excluded Subsidiaries, and (v) any liabilities assumed by MC or its subsidiaries pursuant to any Real Property Sales Agreement executed pursuant to this Agreement.

          (b) The liability of MC and the Seller under the indemnification contained in Section 6.2(a)(ii) for claims noticed in accordance with Section 6.4(f) of this Agreement shall be limited in accordance with the following and the limitations on MC's and the Seller's liability contained in this Section 6.2(b) shall not act to limit in any other way MC's or the Seller's liabilities and obligations under this Agreement.

          (i) MC and the Seller shall not be obligated to pay any claims under the indemnification contained in Section 6.2(a)(ii) for breaches resulting from or arising out of Sections 3.1 through 3.18, 3.20, and 3.22 through 3.24 of this Agreement, inclusive, unless and until such claims exceed in the aggregate SF 1,000,000.-
- -;

          (ii) Once such claims exceed in the aggregate SF 1,000,000.--, then MC and the Seller shall be obligated to pay the aggregate amount of all such claims to the extent such amount exceeds the SF 1,000,000.-- threshold, provided, however, that MC's and the Seller's liability for such claims shall not exceed in the aggregate SF 5,000,000.--; and

          (iii) MC's and the Seller's obligation to pay any claims under the indemnification contained in Section 6.2(a)(ii) for breaches resulting from or arising out of Sections 3.19 and 3.21 of this Agreement shall not be limited.

          6.3 Indemnification by Purchaser. The Purchaser hereby agrees to defend, indemnify, and hold harmless any Indemnified Seller from and against any Losses, including interest thereon, caused by or arising out of (a) any failure by Purchaser to perform its covenants or obligations to such Seller as set forth in this Agreement or in any instrument or agreement delivered by Purchaser pursuant to this Agreement, and (b) subject to the limitations contained in Sections 6.1 and 6.4(f), any breach by Purchaser of any representation and warranty to the Seller contained in Article 4 of this Agreement.

          6.4 Indemnification Procedure. (a) Each Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any written claim by a third party, of which it obtains knowledge, which could give rise to any Losses as to which it may require indemnification under this Agreement. Such written notice shall set forth the basis on which a claim for indemnity hereunder is requested and, in the case of claims by third parties, shall advise the Indemnifying Party whether the Indemnified Party intends to contest same. The Indemnified Party shall have the right to contest such claim, in which case the Indemnifying Party shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnified Party.

          (b) Except in the case of claims arising under Section 3.19, if the Indemnified Party determines not to contest such claim, the Indemnifying Party shall have the right, at its own expense, to contest and defend against such claim by giving written notice to the Indemnified Party within fifteen days after the receipt of the Indemnified Party's notice that it intends not to contest. If the Indemnifying Party determines to contest such claim, the Indemnified Party shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnifying Party. If the Indemnifying Party determines to contest such claim, it shall be deemed to have agreed that such claim is absolutely subject to indemnification hereunder, and, if the Indemnifying Party subsequently determines to settle such claim, such settlement shall be subject to Section 6.4(d) hereof. If the Indemnifying Party fails to undertake the defense of or settle or pay any such third-party claim within 15 days after the Indemnified Party has given written notice to the Indemnifying Party advising that the Indemnified Party does not intend to contest such claim, or if the Indemnifying Party, after having given notice to the Indemnified Party that it intends to contest such claim, fails promptly to defend, settle, or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, and the Indemnifying Party shall be liable to indemnify, upon demand, the Indemnified Party for the full amount of the indemnity claim therefor.

          (c) In any case, each party shall make available to the other and its attorneys at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and the party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party or parties.

          (d) Except in the case of claims arising under Section 3.19, in the event that a Settling Party desires to settle any such third-party claim, the Settling Party shall advise the other party in writing of the terms of the Proposed Settlement. If such Proposed Settlement is unsatisfactory to such other party, such other party shall have the right, at its expense, to contest such claim, by giving written notice of such election to the Settling Party within 15 days of such other party's receipt of the advice of the Proposed Settlement. If such other party delivers no such written notice within such 15 days, the Settling Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the third party making such claim, any new Proposed Settlement which the Settling Party may wish to present to the third party making such claim shall again be subject to the provisions of this subparagraph. Any settlement proposed by a Seller shall contain an unconditional release of the Purchaser from such claim and shall not involve any non-monetary relief affecting the Businesses as then conducted or proposed to be conducted or the Purchaser.

          (e) At the time the amount of any liability on the part of an Indemnifying Party under this section is determined (which in case of payments to a third party shall be the earlier of (i) the date of such payment or (ii) the date that a court of competent jurisdiction shall enter a judgment, order, or decree establishing such liability, and in the case of claims arising under Section 3.19, shall be the date such liability is agreed with the relevant taxing authority), the Indemnifying Party shall forthwith, upon notice to the Indemnified Party, pay to the Indemnified Party the amount of the indemnity claim.

          (f) A claim of indemnification under this Article 6 with respect to breach of a representation and warranty shall be pursuable so long as written notice, including a description of the claim and the basis for the belief that the claim is indemnifiable, of such claim was given before the expiration of such representation and warranty as set forth in section 6.1 of this Agreement.

          (g) The remedies agreed in this Agreement are in lieu of and not in addition to, any remedies otherwise available by law
(other than for fraud). In particular, Buyer waives any and all rights to cancel or rescind this Agreement.

          6.5 Insurance Benefits. In determining the amount of Losses for which any Indemnified Party seeks indemnity from an Indemnifying Party hereunder, no Losses shall be deemed to have been suffered by such Indemnified Party to the extent that it is actually reimbursed to the Indemnified Party (net of any Taxes) through insurance or received by the Indemnified Party from any other Person through rights of indemnity, contribution or otherwise.

          6.6 Changes in Legislation. No Losses shall be deemed to have been suffered by an Indemnified Party to the extent such Losses are directly attributable to any change in governmental legislation or regulatory administration, including but not limited to tax legislation or regulation, after the Closing Date.

                             ARTICLE 7

                       CONDITIONS TO CLOSING

          7.1  Conditions Applicable to Purchaser.  Until the
Closing has occurred, the Purchaser may withdraw from this Agreement without any penalty or payment obligation under this Agreement by written notice to the Seller if any of the following conditions are not fully met:

          (a) Performance of This Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by MC, the Seller or SRAG on or before the Closing Date shall have been fully complied with and performed in all respects.

          (b) Accuracy of Representations and Warranties. The representations and warranties of MC and the Seller set forth in this Agreement shall be true and correct in all respects both on the date of this Agreement and as of the Closing Date.
          (c) Litigation. On the Closing Date, there shall not be in force any injunction, order or decree restricting or enjoining consummation of the transactions contemplated by this Agreement, and there shall be no litigation, proceeding, governmental investigation, claim or action pending or threatened to enjoin, restrict, restrain, set aside or invalidate the transactions contemplated by this Agreement.

          (d) No Material Adverse Change. Since the date hereof there shall have been no Material Adverse Change in the financial condition, results of operations, Businesses or prospects of the Companies. There shall be no Material Adverse Change on the updated Schedules provided to the Purchaser pursuant to Section 5.3(g) of this Agreement.

          (e) Completion of Due Diligence. The Purchaser shall have completed its due diligence review of SRAG and the Subsidiaries without having discovered any Material Obligation.

          (f)  Consents and Governmental Approvals Obtained.  The
Seller shall have obtained all Third Party Consents and Governmental Approvals and all corporate approvals necessary for MC, the Seller and SRAG to enter into and perform this Agreement.

          (g)  UK Merger Approval.  The Secretary of State for
Trade and Industry has confirmed that it is not his intention to refer any of the transactions contemplated hereby to the Monopolies and Mergers Commission.

          (h)  German Cartel Office Approval.  The German Federal
Cartel Office has confirmed that it has no objection to the transactions contemplated hereby.

          (i) Lex Friedrich. The Purchaser shall have received the Lex Friedrich approval of the Swiss Office of the Interior relating to the lease agreement regarding the Primary Facility contemplated in Section 5.2(a) of this Agreement.

          7.2  Conditions Applicable to MC and the Seller.   Until
the Closing has occurred, MC and the Seller may withdraw from this Agreement without any penalty or payment obligation under this Agreement by written notice to the Purchaser if any of the following conditions are not fully met:

          (a) Performance of This Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been fully complied with and performed in all respects.

          (b) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects both on the date of this Agreement and as of the Closing Date.
          (c) Litigation. On the Closing Date, there shall not be in force any injunction, order or decree restricting or enjoining consummation of the transactions contemplated by this Agreement, and there shall be no litigation, proceeding, governmental investigation, claim or action pending or threatened to enjoin, restrict, restrain, set aside or invalidate the transactions contemplated by this Agreement.

          7.3 Conditions Subsequent to Binding Effect of This Agreement. The parties expressly agree that a condition subsequent to their obligations under this Agreement is approval of this Agreement by the boards (Verwaltungsrat) of both MC and the Seller.

MC shall provide evidence to the Purchaser of the approval of this transaction by the boards of MC and the Seller before 17:00 Zurich time on February 9, 1994. If such evidence is not so provided to the Purchaser, this Agreement shall become null and void.

                             ARTICLE 8

                           MISCELLANEOUS

          8.1 Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon delivery thereof to the party to be notified (in the case of a fax, by delivery with confirmation of receipt), in each case to the address of the party to be notified, as follows:

          (a)  If to the Purchaser or Harman:

               Harman Investment Company, Inc.
               c/o Harman International Industries, Incorporated
               8500 Balboa Boulevard
               Northridge, California  91329
               U.S.A.
               Attention: Bernard A. Girod
               Telephone:     1-818-893-8411
               Fax:           1-818-891-7345

               With copies to:

               Jones, Day, Reavis & Pogue
               62, rue du Faubourg Saint-Honore
               75008 Paris
               France
               Attention:  David F. Clossey, Esq.
               Telephone:     33-1-44-71-39-39
               Fax:           33-1-49-24-04-71
          (b)  If to MC or the Seller:

               Motor-Columbus AG
               Parkstrasse 27
               5401 Baden
               Switzerland
               Telephone:     41-56-30-11-11
               Fax:           41-56-21-13-29

          (c)  If to SRAG:

               Studer Revox AG
               Althardstrasse 30
               8105 Regensdorf
               Switzerland
               Attention:  Robert Lombardini
               Telephone:     41-1-870-71-11
               Fax:           41-1-840-06-90

or to such other address or addresses as the Purchaser, MC, the Seller or SRAG may from time to time designate by notice as provided herein.

          8.2 Assignment. None of MC, the Seller or SRAG shall assign or delegate this Agreement or any rights or obligations hereunder to any Person. The Purchaser may assign or delegate this Agreement and any rights or obligations hereunder.

          8.3 Waiver. Any party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of such other under this Agreement;
(b) waive compliance with any of the conditions or covenants of such other contained in this Agreement; or (c) waive or modify performance of any of the obligations of such other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the covenants, conditions, agreements, or indemnities contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          8.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto which are incorporated into this Agreement by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by any of the parties relating to the matters contemplated hereby, and constitutes the entire agreement of the parties.

          8.5 Amendments, Supplements. This Agreement may be amended or supplemented only by an instrument in writing executed and delivered by a duly authorized director or officer of each of the parties hereto.

          8.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          8.8 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, the Purchaser, MC, the Seller and SRAG, and their respective successors and permitted assigns.

          8.9 Governing Law. This Agreement shall be governed by the laws of Switzerland.

          8.10 Arbitration. All disputes arising in connection with the present agreement (other than those concerning the adjustment of the purchase price pursuant to Section 2.2 of this Agreement which shall be resolved pursuant to such Section 2.2) shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") by three arbitrators appointed in accordance with the ICC Rules. The parties expressly agree that the party or parties submitting a request for arbitration shall jointly nominate one co-arbitrator and the party or parties designated as defendant(s) therein shall likewise jointly nominate one co-arbitrator, pursuant to the time periods set forth in Article 2 of the ICC Rules.

     The place of arbitration shall be Geneva, Switzerland. The language of the arbitral proceedings shall be English.

          8.11 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, unless to do so would alter substantially the intended effect of this Agreement, in which case the remaining provisions or portions of this Agreement shall be read together so as to give effect to the extent possible to the intentions of the parties.

          8.12 Gender and Number. The masculine, feminine, or neuter gender and the singular or plural shall each be deemed to include the others whenever the context so indicates.

          8.13 No Shop. MC and the Seller shall not, from the date of this Agreement until the earlier to occur of Closing and termination of this Agreement, discuss with or approach any Person other than the Purchaser regarding the possible sale of SRAG or any of its assets or Studer Subsidiaries other than those related to the Revox Consumer Division.

          8.14 Confidentiality. All parties shall maintain the complete confidentiality of and with respect to this Agreement and its terms, conditions and provisions until such time as this Agreement is required to be publicly disclosed by Law.

     IN WITNESS WHEREOF, the Purchaser, Harman, MC, the Seller and SRAG have duly executed and delivered this Agreement as of the date first above written.

HARMAN INVESTMENT COMPANY, INC.


By:    /s/  Bernard A. Girod
       ----------------------
Name:  Bernard A. Girod


HARMAN INTERNATIONAL INDUSTRIES, INC.


By:    /s/ Bernard A. Girod
       ---------------------
Name:  Bernard A. Girod

MOTOR-COLUMBUS AG


By:    /s/ Ernst Thomke            By:    /s/ Robert Lombardini
       -----------------                  ----------------------
Name:  Ernst Thomke                Name:  Robert Lombardini
Title: Executive Vice-President    Title: Vice-President



SAEG REFINDUS HOLDING AG


By:    /s/ Robert Lombardini      By:    /s/ Fredy Hiltman
       ----------------------            ------------------
Name:  Robert Lombardini          Name:  Fredy Hiltman
Title: Director                   Title: Director



STUDER REVOX AG
By:    /s/ Ernst Thomke             By:    /s/ Robert Lombardini
       -----------------                   ----------------------
Name:  Ernst Thomke                 Name:  Robert Lombardini
Title: Director                     Title: Chief Executive Officer

                             EXHIBIT A

                            Definitions

     1. "Accounts Receivable" means "Accounts Receivable" as defined in Section 3.12 of this Agreement.

     2. "Adjustments" means (a) the reduction in bank debt called for in Section 5.2(a) of this Agreement, (b) the sale of the Real Property called for in Section 5.2(b) of this Agreement, (c) the contribution to capital called for in Section 5.2(d) of this Agreement, (d) the contribution of capital called for in Section 5.3(d) of this Agreement, (e) an increase in accounts receivable reserves by SF 1,000,000.--, (f) the writing down of inventory (after elimination of the Revox Consumer Division) by an amount equal to SF 12,517,000.--, (g) the writing down of fixed assets (after elimination of the Revox Consumer Division) by an amount equal to SF 1,000,000.--, (h) the writing off of good will and intangibles, (i) the writing down of the Revox Pro Line Inventory of the Companies by 50% of its value (as shown on the relevant financial statements being adjusted), (j) the increase in the amount shown as attributable to minority shareholders to SF 1,400,000 by a reduction of equity and (k) the writing off of all spare parts Inventory relating to the Revox Consumer Division at SRAG and the Studer Subsidiaries.

     3. "Affiliate" means, with respect to any party to this Agreement, any Person controlled by or under common control with, under the control of, or controlling such party.

     4.   "Agreement" means this Stock Purchase Agreement.

     5. "Agreement Financial Statements" means the unaudited interim consolidated balance sheet for SRAG and the Studer
Subsidiaries at December 31, 1993 prior to Adjustments but eliminating the Excluded Subsidiaries and all intercompany balances, prepared in accordance with US GAAP except for Owned Real Property in Switzerland which is valued in accordance with Swiss accounting practice consistently applied, a copy of which is attached as Annex 1 to this Agreement.

     6.   "Arbitrator" means "Arbitrator" as defined in Section
2.3(d) of this Agreement.

     7.   "Asset Purchase Agreement" means "Asset Purchase
Agreement" as defined in Section 5.2(d) of this Agreement.

     8. "Audited 1993 Financial Statements" means the audited consolidated balance sheet and statement of income for SRAG and the Studer Subsidiaries at December 31, 1993 prior to Adjustments but eliminating Excluded Subsidiaries and all intercompany balances, prepared in accordance with US GAAP except for Owned Real Property in Switzerland which is valued in accordance with Swiss accounting practice consistently applied.

     9. "Best Knowledge of MC" means the best knowledge (nach bestem Wissen und Gewissen), after due inquiry, of MC and of any officer or other senior management employee, employee of any Company who has reason to know or in the ordinary course of business should know.


     10. "Best Knowledge of the Purchaser" means the best knowledge after due inquiry of the Purchaser and any officer or other senior management employee thereof who has reason to know or in the ordinary course of business should know.

     11. "Business or Businesses" mean, respectively, either and all of the SRAG Business or any Subsidiary Business.

     12. "Closing" shall mean the transfer of the Stock to the Purchaser by the Seller pursuant to Section 1.3 of this Agreement.

     13. "Closing Date" shall mean February 28, 1994 or such other date as the Seller and the Purchaser shall mutually agree.

     14. "Company and Companies" mean, respectively, any or all of SRAG and the Studer Subsidiaries.
     15. "Contracts" means any (i) union or collective bargaining agreement (Kollektivvertrag) or workers agreement (Betriebsvereinbarung); (ii) employment, consulting, or severance agreement; (iii) joint venture agreement or acquisition or disposition agreement; (iv) mortgage, security agreement or other agreement relating either to the borrowing of money, the extension of credit, or the granting of Liens; (v) sales, agency, franchise, distributorship, or other marketing agreement; (vi) leases of real property; and (vii) any other contracts, agreements, orders, leases, licenses, or other commitments which involve an amount in excess of SF 30,000.-- or which have a term in excess of one year.

     16.  "Disputed Item" means "Disputed Item" as defined in
Section 2.3(a)(i) of this Agreement.

     17.  "Effective Date" means January 1, 1994.

     18. "Environmental Laws" means all applicable Swiss federal, or local and European Community environmental Laws and environmental Laws of any country member or associate member of the European Community or the European Free Trade Association and of any country where any Company has operations or owns or leases Real Property.

     19.  "Employee Plans" means "Employee Plans" as defined in
Section 3.18 of this Agreement.

     20. "Excluded Subsidiary" or "Excluded Subsidiaries" mean, respectively, any or all of Studer Revox GmbH (Germany), Studer
Revox America, Inc. (USA) and Revox Italia Srl (Italy).

     21.  "Existing Plans" means "Existing Plans" as defined in
Section 3.18 of this Agreement.
     22. "Force Majeure" means an event which is beyond the reasonable control of a party, and which makes a party's performance of its obligations impossible or so impractical as reasonably to be considered impossible under the circumstances, and includes, without limitation, war, riots, civil disorder, earthquake, fire, explosion, storm, flood, or other adverse weather conditions, strikes, lockouts, or other industrial action, and confiscation or any other action by Governmental Authorities.

     23. "Governmental Authority" means any court, governmental authority, governmental body, or other regulatory or administrative agency or commission of any government of any country or any private or governmental arbitration or conciliation authority or other similar body.

     24. "Hazardous Material" means any hazardous or toxic waste or substance or constituent petroleum product or any other chemical or substance currently regulated pursuant to or affected by any Environmental Law.

     25. "Indemnified Party" means a party to this Agreement seeking indemnification from another party to this Agreement pursuant to the terms and conditions of Article 6 of this Agreement.
     26. "Indemnified Purchaser" means SRAG, its Subsidiaries, the Purchaser, the Affiliates of the Purchaser, and their respective successors and assigns.

     27. "Indemnified Seller" means MC, the Seller and their successors and permitted assigns.

     28. "Indemnifying Party" means a party hereto from whom another party hereto is seeking indemnification pursuant to the terms and conditions of Article 6 of this Agreement.

     29. "Intellectual Property" means copyrights, patents and applications, registrations and licenses therefor, know-how and licenses therefor, including, without limitation, the names
"Studer" and "Revox."

     30. "Inventory" means, at any point in time, all raw material, work-in-process, parts, finished products, or trade goods of SRAG or any of its Subsidiaries.

     31. "Law" means any law, statute, judgment, decree, order, rule, regulation, ordinance, zoning regulation, legal requirement, enactment, or Permit of any Governmental Authority.

     32. "Leased Real Property" means all Real Property leased by any Company as described on Schedule 3.7 to this Agreement.

     33. "Lien" means any lien, encroachment, easement, encumbrance, mortgage, hypothecation, charge, restriction, or other conflicting ownership, equity, or security interest.

     34. "Litigation" means any litigation, action, arbitration, suit, investigation, filed claim, or proceeding.

     35. "Losses" means claims asserted, actions, deficiencies, damages, losses, costs, taxes, penalties, expenses, and liabilities (including reasonable attorneys' fees, court costs, investment expenses and any other costs incident to or interest chargeable on any of the foregoing). In the case of claims arising under Section
3.19 of this Agreement, "Losses" shall also include the value of any loss of or limitation on any tax credit, or other item of tax benefit, and such value shall be determined as if such item of tax benefit had been immediately used by the relevant Company to reduce a tax liability imposed at the highest marginal rate of tax in the relevant jurisdiction. A Loss shall not be a Loss to the extent provision was made for the item concerned on the Audited 1993 Financial Statements after Adjustments.

     36.  "MC" means Motor-Columbus AG, a Swiss stock corporation.

     37. "Material" means any single occurrence or item or series of occurrences or items having in the aggregate an adverse effect on the Purchaser or its Affiliates or any Company, in an amount estimated by the Purchaser to be or liquidated at more than SF 100,000.--.

     38. "Material Obligation" means any obligations or liabilities of any Company exceeding singly or in the aggregate SF 500,000.-- and (i) not listed in the draft memoranda attached as Annex 2 to this Agreement and (ii) not reserved for or reflected on the Agreement Financial Statements after Adjustments to the extent not so reserved for or reflected.

     39. "Material Adverse Change" means (i) any adverse change or changes in the financial condition or operations of the Companies between December 31, 1993 and the Closing, (ii) any decrease of Net Worth from the Agreement Financial Statements to the Audited 1993 Financial Statements, which in either case in the aggregate exceeds SF 500,000.--, or (ii) the discovery by Purchaser of the existence of any Material Obligation.

     40. "Net Worth" means the consolidated net assets of SRAG and the Studer Subsidiaries as shown on either the Agreement Financial Statements after Adjustments or the Audited 1993 Financial
Statements after Adjustments.

     41. "Outstanding Debt" means all debt listed on the Agreement Financial Statements and the Audited 1993 Financial Statements for all Companies as "amounts payable to banks," "long-term debt third," "bank and other debt," "bank debts," "intercompany notes payable," "current portion of long-term debt" and any and all amounts payable to MC, the Seller or any Excluded Subsidiary and any long-term loans payable by Studer S.A. (France) to any governmental authority including ANVAR.

     42. "Owned Real Property" means all Real Property owned by any Company or Excluded Subsidiary on October 31, 1993 as described on Schedule 3.7 to this Agreement.

     43.  "Owned Shares" means "Owned Shares as defined in Section
3.2 of this Agreement.

     44. "Permit" means any license, notification, permit, approval, consent, qualification, or the like.

     45. "Person" means an individual, a corporation, a partnership, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a Governmental Authority, or any other entity.

     46. "Primary Facility" means the land, buildings and fixtures located at Althardstrasse 30 in Regensdorf Switzerland.
     47. "Proposed Settlement" means the amount and terms and conditions of any Settling Party's proposed settlement of a third party claim.

     48.  "Purchaser" means Harman Investment Company, Inc., a
Delaware corporation.

     49. "Purchaser's Accountant" means "Purchaser's Accountant" as defined in Section 2.3(d) of this Agreement.

     50. "Real Property" means real estate, any interests therein, land, buildings, structures, and fixtures.

     51. "Real Property Sale Agreement" means "Real Property Sale Agreement" as defined in Section 5.2(b) of this Agreement.

     52. "Revox Consumer Division" means certain assets of SRAG, including office furniture and equipment, trademarks, inventories, an account receivable, obligations to certain named employees and certain other liabilities all as described in Exhibit D attached hereto.

     53. "Revox Pro Line" means all currently existing and useable and saleable Inventory (and not including damaged or defective
Inventory) of, as of December 31, 1993, relating to the products listed on Exhibit H attached hereto.

     54. "Secondary Facility" means the land, buildings and fixtures located at Althardstrasse 10 in Regensdorf Switzerland.

     55. "Seller" means SAEG Refindus Holding AG, a Swiss stock corporation.
     56. "Seller's Accountant" means "Seller's Accountant" as defined in Section 2.3(b) of this Agreement.

     57.  "Settling Party" means any Indemnified Party or
Indemnifying Party who desires to settle a third-party claim for which indemnification is being sought pursuant to the terms of
Article 6 of this Agreement.

     58.  "SRAG" means Studer Revox AG, a Swiss stock corporation.

     59. "SRAG Business" means the business of SRAG which is to manufacture, market, sell, and lease professional and consumer audio equipment.
     60. "Stated Value" means any value stated by MC in a range between SF 40-50 million.

     61. "Stock" means "Stock" as defined in Section 1.1 of this Agreement.

     62. "Studer Subsidiaries" means the Subsidiaries other than the Excluded Subsidiaries.

     63. "Subsidiary" means any subsidiary or Affiliate of SRAG as listed on Exhibit I to this Agreement.

     64. "Subsidiary Business" means the business of any Subsidiary as described on Exhibit I to this Agreement.

     65.  "Tax" and "Taxes" mean "Tax" and "Taxes" as defined in
Section 3.19 of this Agreement.

     66. "Third Party Consent" means "Third Party Consent" as defined in Section 3.5 of this Agreement.

     67. "US GAAP" means United States generally accepted accounting principles, consistently applied.